                                  EXHIBIT 99.2

[LOGO]
                                          TakeCare, Inc.
                                          2300 Clayton Road, Suite 1000
                                          Concord, California 94520-2100
                                          Phone: 510-246-1300

May 6, 1994

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders to be held at 9:00 a.m. local time on June 10, 1994 at the Concord Hilton, 1970 Diamond Boulevard, Concord, California. At the Special Meeting you will be asked to consider and vote upon a proposal to approve the merger ("Merger") of TakeCare, Inc. with and into a wholly-owned subsidiary of FHP International Corporation ("FHP"). FHP is a provider of managed health care services to approximately 906,000 members, as of March 31, 1994, in California, Arizona, Utah, Guam, New Mexico, Nevada and Colorado. Stockholders of FHP will also be asked to approve the Merger at a special meeting to be held June 10, 1994.

    If the Merger and related transactions are approved by the stockholders of TakeCare and FHP and the Merger is consummated, each outstanding share of TakeCare common stock (except shares of TakeCare beneficially owned by FHP, TakeCare or their subsidiaries) will be converted into the right to receive, without interest:

    (1)1.6 shares of  Series A  Cumulative Convertible Preferred  Stock of  FHP;
       plus

    (2)subject to the reduction in the event TakeCare's expenses in connection with the Merger exceed $3 million, 1.12 shares of Series B Adjustable Rate Cumulative Preferred Stock of FHP or, if the holder of such share so elects, an amount in cash equal to $28.00 per share of TakeCare common stock; plus

    (3)0.41379 of a share of FHP common stock, together with any associated rights issuable pursuant to FHP's rights plan; provided that such fraction will be increased to a maximum of 0.48000 in the event that the average closing price of the FHP common stock over the 20 trading day period ending on the third trading day prior to the effective date of the Merger is below $29.00;

all   as   more    fully   described   in    the   accompanying   Joint    Proxy
Statement/Prospectus.

    The Board of Directors believes that the proposed Merger is fair to, and in the best interests of, TakeCare and its stockholders. FHP is a leading provider of managed health care services in the western United States. The Merger offers TakeCare's stockholders a timely opportunity to realize a portion of the enhanced value of their investment, while at the same time retaining a portion of their investment in a more diversified managed health care company. The Board of Directors believes that the Merger will result in a combined company with enhanced stability (in terms of both geographic diversity and membership mix) and increased recognition as an industry leader.

    The Board of Directors has approved the Merger and recommends that stockholders vote FOR approval and adoption of the Agreement and Plan of Merger, dated as of March 3, 1994, as amended, among TakeCare, FHP and FHP Sub.

    Accompanying this letter are the Notice of Special Meeting of Stockholders and a Joint Proxy Statement/Prospectus that describes in detail the proposed Merger, its background and other related information. Also enclosed is a form of proxy solicited by the Board of Directors in connection with the Special Meeting.
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    Please carefully review the accompanying materials. Your vote is  important.
Whether or not you expect to attend the Special Meeting, it is very important that your shares be represented, and it would therefore be helpful if you would return your signed and dated proxies promptly; please use the enclosed postage prepaid envelope to return the executed proxy card. If you attend the Special Meeting, you may revoke the proxy at that time by voting in person. If you have any questions regarding the proposed transaction, please call TakeCare's Investor Relations Department at (510)246-1300.

                                          Sincerely,

                                          [Sig]

                                          R. JUDD JESSUP
                                          PRESIDENT

[LOGO]                           TAKECARE, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  MAY 6, 1994

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of TakeCare, Inc. ("TakeCare") will be held on June 10, 1994 at 9:00 a.m. local time at the Concord Hilton, 1970 Diamond Avenue, Concord, California, for the following purposes, which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

1.  to consider and vote upon a proposal to approve:

    (a)the Agreement and Plan of Merger, dated March 3, 1994, as amended (the "Merger Agreement"), among TakeCare, FHP International Corporation ("FHP") and a wholly-owned subsidiary of FHP ("FHP Sub"), pursuant to which TakeCare will be merged with and into FHP Sub and each share of TakeCare common stock will be converted into the right to receive, without interest:

       (i) 1.6 shares of Series A Cumulative Convertible Preferred Stock of FHP; plus

       (ii)subject to reduction in the event TakeCare's expenses in connection with the Merger exceed $3 million, 1.12 shares of Series B Adjustable Rate Cumulative Preferred Stock of FHP or, if the holder of such share so elects, an amount in cash equal to $28.00 per share of TakeCare common stock; plus

       (iii)
           0.41379 of a share of FHP common stock, together with any associated rights issuable pursuant to FHP's rights plan; provided that such fraction will be increased to a maximum of 0.48000 in the event that the average closing price of the FHP common stock over the 20 trading day period ending on the third trading day prior to the effective date of the Merger is below $29.00; and

    (b)all other transactions contemplated by the Merger Agreement.

    The Merger and the transactions contemplated thereby are more fully described in the Joint Proxy Statement/Prospectus.

    Only stockholders of record at the close of business on May 5, 1994 will be entitled to notice of and to vote at this meeting. A complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders at the offices of TakeCare, Inc. at 2300 Clayton Road, Concord, California during the 10 days prior to the meeting and will also be available for inspection at the meeting.

    It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope which required no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors,

                                          [Sig]

                                          DENNIS L. GATES
                                          SECRETARY
Concord, California
May 6, 1994

                                 TAKECARE, INC.
                 SPECIAL MEETING OF STOCKHOLDERS MAY 6, 1994

The undersigned hereby appoints R. Judd Jessup and Dennis L. Gates proxyholders with full power of substitution to vote for the undersigned at the Special Meeting of Stockholders of TakeCare, Inc. to be held on June 10, 1994, and at any adjournments thereof, with respect to the following matters, which are more fully described in the Joint Proxy Statement/Prospectus dated May 6, 1994, receipt of which is hereby acknowledged by the undersigned.


                                                                See Reverse Side

          --------------------
                 COMMON

/x/ Please mark your choices like this

The Board of Directors recommends that you vote FOR Proposal 1.

(1) To approve and adopt the Agreement and Plan of Merger, dated as of March 3, 1994, as amended, among FHP International Corporation ("FHP"), FHP Sub, Inc, a wholly-owned subsidiary of FHP, and TakeCare, Inc., and the transactions contemplated thereby.

FOR     AGAINST     ABSTAIN
/ /       / /         / /

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. TO THE EXTENT PERMITTED BY LAW, THE UNDERSIGNED CONFERS UPON THE PROXYHOLDER HEREBY APPOINTED DISCRETION TO ACT UPON ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

Dated:__________________________, 1994

______________________________________
              Signature

______________________________________
    Signature if held jointly

NOTE: Please sign exactly as your name is printed. Each joint tenant should sign. Executors, administrators, trustees or guarantors should give full titles when signing. Corporations and partnerships should sign in full corporate or partnership name by authorized person. Please mark, sign, date and return your Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TAKECARE, INC.